     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   DVI, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     DELAWARE                                           22-2722773
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                            ------------------------

                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                                 (215) 345-6600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              MICHAEL A. O'HANLON
                                 500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901
                                 (215) 345-6600
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                              JOHN A. HEALY, ESQ.
                               ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8281
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED          REGISTERED            PER UNIT               PRICE          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.005 per
  share.................................     84,012 shares          $24.5625         $2,063,544.75(1)        $608.75(1)
============================================================================================================================

(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the calculation of the registration fee is based on the average of the high and low prices of the Registrant's Common Stock reported in the consolidated reporting system of the New York Stock Exchange on April 23, 1998.

                            -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

            PROSPECTUS (SUBJECT TO COMPLETION DATED APRIL 27, 1998)

                                   DVI, INC.

                         84,012 SHARES OF COMMON STOCK
                           PAR VALUE $.005 PER SHARE

     This Prospectus relates to 84,012 shares (the "Shares") of Common Stock, $.005 par value per share (the "Common Stock"), of DVI, Inc., a Delaware corporation ("DVI" or the "Company"), which may be offered from time to time by the persons named in this Prospectus under "Selling Stockholders." The Selling Stockholders received the Shares in connection with the Company's acquisition of J.G. Wentworth Partners, Inc., a Pennsylvania corporation ("JGWP"), J.G. Wentworth Securities, Inc., a Pennsylvania corporation ("JGWS"), J.G. Wentworth Partners, L.P., a Pennsylvania limited partnership ("Partners"), and J.G. Wentworth Mortgage Funding, L.P., a Pennsylvania limited partnership ("JGWM" and, together with JGWP, JGWS and Partners, the "Wentworth Entities") in November 1997. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby.

     It is anticipated that the Selling Stockholders will offer the Shares for sale at the prices prevailing on the New York Stock Exchange ("NYSE") (or other principal market on which the Shares are then traded) on the date of sale. The Selling Stockholders also may sell the Shares privately, either directly to the purchaser or through a broker or brokers. All costs, expenses and fees incurred in connection with the registration of the Shares are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     The Selling Stockholders, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.

     Shares of the Company's Common Stock are traded on the NYSE under the symbol "DVI." On April 24, 1998, the last sale price per share for the Common Stock, as reported on the NYSE, was $24.375. Prospective purchasers of Common Stock are urged to obtain a current price quotation.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction in which such offer or solicitation may be unlawful. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Except where otherwise indicated, neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                 The date of this Prospectus is April   , 1998

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    3
THE COMPANY.................................................    4
RISK FACTORS................................................    5
USE OF PROCEEDS.............................................    9
SELLING STOCKHOLDERS........................................    9
PLAN OF DISTRIBUTION........................................    9
EXPERTS.....................................................   10
LEGAL MATTERS...............................................   10

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Station or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1997, as amended by Form 10-K/A1 dated October 28, 1997 (the "1997 10-K").

          (b) The Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997.

          (c) The Company's Current Report on Form 8-K dated October 29, 1997.

          (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1997 10-K.

          (e) The description of the Common Stock, $.005 par value, of the Company contained in the Company's Registration Statement on Form 8-A filed March 27, 1992, and incorporating by reference the information contained in the Company's Prospectus dated May 14, 1992, contained in the Company's Registration Statement on Form S-2 (File No. 33-46664), together with all reports and other documents filed with the Commission for the purpose of updating or otherwise amending that description after the date of this Prospectus.

     All documents filed by the Company after the date of the Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes that statement.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: DVI, INC., 500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA 18901 (TELEPHONE: 215-345-6600), ATTENTION: LEGAL DEPARTMENT.

     Additional updating information with respect to the matters discussed in this Prospectus may be provided in the future by means of appendices to this Prospectus or other documents.

                                  THE COMPANY

     DVI is an independent specialty finance company that conducts a medical equipment finance business and a related medical receivables finance business. As of December 31, 1997, the Company's total assets and shareholder's equity were $726.3 million and $106.3 million, respectively.

     The Company finances the acquisition of diagnostic imaging and other types of sophisticated medical equipment used by outpatient healthcare providers, medical imaging centers, groups of physicians, integrated healthcare delivery networks and hospitals. The Company's equipment finance business operates by (i) providing financing directly to end users of equipment; (ii) providing finance programs for vendors of diagnostic and patient treatment devices; and (iii) purchasing medical equipment loans and leases originated by regional finance companies ("Originators") through the Company's wholesale loan purchase program (the "Wholesale Program"). The Company also provides lines of credit to a wide variety of healthcare providers, many of which are also equipment finance customers. Substantially all of the lines of credit are collateralized by third party medical receivables due from Medicare, Medicaid, HMO, PPOs and commercial insurance companies. By effectively and efficiently servicing the equipment financing needs of healthcare providers and at the same time building productive relationships with medical equipment manufacturers and vendors seeking to arrange financing for their customers, the Company has established a niche leadership position among independent finance companies serving the medical industry.

     The Company is a Delaware corporation and conducts its business through operating subsidiaries. The principal operating subsidiaries are DVI Financial Services Inc. ("DVI Financial Services") and DVI Business Credit Corporation ("DVI Business Credit"). The Company conducts securitizations through indirect wholly-owned subsidiaries. The Company also conducts other structured financings through its operating subsidiaries. The borrowers under the Company's various warehouse credit facilities are DVI Financial Services or DVI Business Credit. Except as the context otherwise requires, the term "Company" refers to DVI, Inc. and its wholly owned subsidiaries.

     The executive offices of the Company are located at 500 Hyde Park, Doylestown, Pennsylvania 18901 (Telephone: 215-345-6600).

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective purchasers of Common Stock should carefully consider the following risk factors in addition to the other information set forth in this Prospectus and the documents incorporated by reference herein.

     DEPENDENCE ON WAREHOUSE FINANCING. The Company's ability to sustain the growth of its financing business is dependent upon funding obtained through warehouse facilities until its equipment and other loans are permanently funded. The funds the Company obtains through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, the medical receivables and other collateral. These borrowings are in turn typically repaid with the proceeds received by the Company when its equipment and other loans are securitized or sold. At December 31, 1997 the Company had available an aggregate of approximately $435.5 million under various warehouse facilities, approximately $323.5 million of which is available for funding equipment loans and approximately $112.0 million of which is available for funding medical receivables loans. There can be no assurance that this type of warehouse financing will continue to be available to the Company on acceptable terms. If the Company were unable to arrange continued access to acceptable warehouse financing, the Company would have to curtail its equipment and other loan originations, which in turn would have a material adverse effect on the Company's financial condition and results of operations.

     DEPENDENCE ON PERMANENT FUNDING PROGRAMS. The Company's use of securitization as its principal form of permanent funding is an important part of the Company's business strategy. If for any reason the Company were to become unable to access the securitization markets to fund permanently its equipment and other loans, the consequences for the Company would be materially adverse. The Company's ability to complete securitizations and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for the types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall performance of the Company's loan portfolio. The Company does not have binding commitments from financial institutions or investment banks to provide permanent funding for its equipment or medical receivables loans.

     IMPACT OF CREDIT ENHANCEMENT REQUIREMENTS. In connection with its securitizations and other structured financings, the Company is required to provide credit enhancement for the debt obligations issued and sold to third parties. Typically, the credit enhancement consists of cash deposits, the funding of subordinated tranches and/or the pledge of additional equipment or other loans that are funded with the Company's capital. The requirement to provide this credit enhancement reduces the Company's liquidity and requires it to obtain additional capital. If the Company is unable to obtain and maintain sufficient capital, it may be required to halt or curtail its securitization or other structured financing programs, which in turn would have a material adverse effect on the Company's financial condition and operations.

     CREDIT RISK. Many of the Company's customers are outpatient healthcare providers, the loans to whom often require a high degree of credit analysis. Although the Company seeks to mitigate its risk of default and credit losses through its underwriting practices and loan servicing procedures and through the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund the Company's equipment and other loans assume some or all of the risk of default by the Company's customers), the Company remains exposed to potential losses resulting from a default by an obligor. Obligors' defaults could cause the Company to make payments to the extent the Company is obligated to do so and in the case of its permanent equipment and other funding arrangements to the extent of the Company's remaining credit enhancement position; could result in the loss of the cash or other collateral pledged as credit enhancement under its permanent equipment and other funding arrangements; or could require the Company to forfeit any residual interest it may have retained in the underlying equipment. During the period after the Company initially funds an equipment or other loan and prior to the time it funds the loan on a permanent basis, the Company is exposed to full recourse liability in the event of default by the obligor. In addition, under the terms of securitizations and other types of structured finance transactions, the Company generally is required to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by the Company, even in transactions otherwise designated as non-recourse or limited recourse.

     Defaults by the Company's customers also could adversely affect the Company's ability to obtain additional financing in the future, including its ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by the Company in deciding whether and on what terms to make new loans. In addition, the credit rating agencies and insurers that are often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by the Company and whether and on what terms to insure such securities. To date, all of the Company's medical receivable loans (as opposed to its equipment loans) have been funded on a full recourse basis whereby the Company is fully liable for any losses that are incurred.

     Under the Company's wholesale loan origination program, the Company purchases equipment loans from originators that generally do not have direct access to the securitization market as a source of permanent funding for their loans. The Company does not work directly with the borrowers at the origination of these equipment loans and therefore is not directly involved in structuring the credits, however the Company independently verifies credit information supplied by the originator. Accordingly, the Company faces a somewhat higher degree of risk when it acquires loans under the wholesale program on a wholesale basis. During the twelve-month period ended June 30, 1997 and the six month period ended December 31, 1997, loans purchased under the Wholesale Program constituted 21% and 10%, respectively, of the total loans originated during such periods. There can be no assurance that the Company will be able to grow this business successfully or avoid the credit risks related to wholesale loan origination.

     INTEREST RATE RISK. When the Company borrows funds through warehouse facilities, it is exposed to certain risks caused by interest rate fluctuations. Although the Company's equipment loans are structured and permanently funded on a fixed interest rate basis, it uses warehouse facilities until permanent funding is obtained. The Company uses hedging techniques to protect its interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale because funds borrowed through warehouse facilities are obtained on a floating interest rate basis. The Company uses derivative financial instruments, such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps, to manage its interest rate risk. The derivatives are used to manage three components of this risk; mismatches of the maturity of assets and liabilities on the Company's balance sheet, hedging anticipated loan securitizations and sales, and interest rate spread protection. There can be no assurance, however, that the Company's hedging strategy or techniques will be effective, that the profitability of the Company will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate loans. In certain circumstances, the Company for a variety of reasons may retain for an indefinite period certain of the equipment and other loans it originates. In such cases, the Company's interest rate exposure may continue for a longer period of time.

     SUBSTANTIAL LEVERAGE. The Company has substantial outstanding indebtedness and is highly leveraged. As of December 31, 1997, the Company and its consolidated subsidiaries had total debt of $579.8 million, of which $361.1 million was full recourse debt and $218.7 million was limited recourse debt. Of the $579.8 million of total debt, $379.2 million was long-term debt and $200.6 million was short-term debt. The ability of the Company to repay its indebtedness will depend upon future operating performance, which is subject to the performance of the Company's loan portfolio, the success of the Company's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. The degree to which the Company is leveraged also may impair its ability to obtain additional financing on acceptable terms.

     ABILITY TO SUSTAIN GROWTH. To sustain the rates of growth it has achieved in the last three years, the Company will be required to penetrate further the markets for lower cost diagnostic imaging equipment and for other types of medical equipment or devices such as lasers used in patient treatment. The Company faces significant barriers to entry in the patient treatment device market, which is more diverse than the diagnostic imaging market because of the larger number of manufacturers and types of products and the greater price range of those products. The Company has limited experience in the patient treatment device market. In an effort to obtain access to new markets, the Company has initiated operations internationally and has made investments in certain emerging markets. The success and ultimate recovery of these investments is dependent upon many factors including foreign regulation and business practices, currency exchange regulations and currency fluctuations and the achievement of management's planned objectives for these markets. There can be no assurance that the Company will be able to penetrate and compete effectively in the markets described above.

     RISKS RELATED TO THE MEDICAL RECEIVABLE FINANCING BUSINESS. In July 1993, the Company entered the medical receivable financing business and expects to focus on this business as a part of the Company's growth strategy. The Company's medical receivable financing business generally consists of providing loans to healthcare providers that are secured by their receivables from payors such as insurance companies, large self-insured companies and governmental programs and by other collateral. While the Company expects to focus on this business as a significant part of its growth strategy, there can be no assurance that the Company will be able to expand this business successfully or avoid related liabilities or losses. The Company has funded its medical receivable financing business to date through the use of the Company's capital; $100 million in securitizations; a rated warehouse facility of $30 million; and is in the process of obtaining a committed $100 million revolving credit facility. The growth of the Company's medical receivable financing business is dependent upon the Company's ability to obtain additional funding facilities to finance medical receivables loans.

     While the medical receivable financing business shares certain characteristics, including an overlapping customer base, with the Company's core equipment financing business, there are many differences, including unique risks. Healthcare providers could overstate the quality and characteristics of their medical receivables, which the Company analyzes in determining the amount of the line of credit to be secured by such receivables. After the Company has established or funded a line of credit, the healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect the Company's ability to monitor the quality and/or performance of the related medical receivables. There are technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims. Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing the Company's rights in and access to such payments. Payors may attempt to offset their payments to the Company against debts owed to the payors by the healthcare providers. In addition, as a lender whose position is secured by receivables, the Company is likely to have less leverage in collecting outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to run its business. A borrower that receives medical receivables loans from the Company and defaults on obligations secured by such receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans. The Company may have a conflict of interest when it acts as servicer for an equipment-based securitization and originates medical receivables loans to borrowers whose equipment loans have been securitized. The Company's efforts to develop suitable sources of funding for its medical receivable financing business through securitization or other structured finance transactions may be constrained or hindered due to the fact that the use of structured finance transactions to fund medical receivables is a relatively new process. While the Company believes it has structured its credit policies and lending practices to take into account these and other factors, there can be no assurance the Company will not sustain credit losses in connection with its medical receivable financing business or that the medical receivable financing business will meet the Company's growth expectations.

     MEDICAL EQUIPMENT MARKET. The demand for the Company's equipment financing services is affected by numerous factors beyond the control of the Company. These factors include general economic conditions, including the effects of recession or inflation, and fluctuations in supply and demand for various types of sophisticated medical equipment resulting from, among other things, technological and economic obsolescence and government regulation. In addition, the demand for sophisticated medical equipment also may be negatively affected by reductions in the amount of reimbursement to healthcare providers for their services from third-party payors such as insurance companies, large self-insured companies and government programs, and the increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. At December 31, 1997, financing for purchases of magnetic resonance imaging ("MRI") machines accounted for approximately 38% (by dollar volume) of the total loans originated by the Company. Any substantial decrease in the Company's loan originations for the purchase of MRI machines could have a material adverse effect on the Company.

     HEALTHCARE REFORM. During the past half decade, large U.S. corporations and U.S. consumers of healthcare services have substantially increased their use of managed healthcare plans such as HMOs and PPOs. This development has increased the purchasing power of those plans, which in turn have used that power to lower the amounts they pay for healthcare services. Since 1993, numerous proposals have been presented to Congress to restructure the U.S. healthcare system. The principal features of these proposals are to provide universal access to healthcare services and to achieve overall cost containment. To date, none of the proposals initiated at the federal government level have been enacted. In the private sector, however, cost containment initiatives have continued. Certain aspects of these actual and proposed cost containment initiatives, particularly plans to eliminate payment for duplicative procedures, may reduce the overall demand for the types of medical equipment financed by the Company. Declining reimbursement for medical services also could cause hospitals, physician groups and other healthcare providers, which form a significant portion of the Company's customer base, to experience cash flow problems. This in turn could negatively impact their ability to meet their financial obligations to the Company and/or reduce their future equipment acquisitions which could adversely affect the Company. The Company believes that the general movement toward a managed healthcare system in the U.S. will materially reduce the demand for medical equipment and for related financing.

     DEPENDENCE ON REFERRALS AND SUPPORT FROM EQUIPMENT MANUFACTURERS. The Company obtains a significant amount of its equipment financing business through referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment it finances. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to the Company. These manufacturers are not contractually obligated to refer their customers to the Company for equipment financing or to provide credit support or assume first loss positions in connection with their referrals. There is no assurance that these manufacturers will continue to refer equipment financing opportunities to the Company or to provide credit support or assume first loss positions. If for any reason the Company were no longer to benefit from these referrals or related credit support and assumptions of first loss positions, its equipment financing business would be materially adversely affected.

     COMPETITION. The business of financing sophisticated medical equipment is highly competitive. The Company competes with equipment manufacturers that sell and finance sales of their own equipment and finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of the Company's competitors have significantly greater financial and marketing resources than the Company. In addition, the competition in the new markets recently targeted by the Company, specifically the patient treatment device financing market and medical receivable financing market, may be greater than the levels of competition historically experienced by the Company.

     The Company believes that increased equipment loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and the Company's high level of penetration in this market. There can be no assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet its long-term growth objectives, the Company must penetrate further its targeted markets for lower cost medical equipment and medical receivable financing businesses. Such penetration may require the Company to reduce its margins to be competitive in the lower cost medical equipment and medical receivable financing businesses. In addition, there can be no assurance that the Company will sustain the same level of equipment loan originations in future periods as during the past three years or that it will be able to meet its long-term growth objectives.

     DEPENDENCE UPON KEY PERSONNEL. The ability of the Company to successfully continue its existing financing business, to expand into its targeted markets and to develop its newer businesses depends upon the ability of the Company to retain the services of its key management personnel, including Michael A. O'Hanlon, the Company's President and Chief Executive Officer and Steven R. Garfinkel, the Company's Executive Vice President and Chief Financial Officer. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect the Company. There can be no assurance that the Company will be able to retain its existing management personnel or to attract additional qualified personnel.

     YEAR 2000 CONCERNS. The Company believes, based on discussions with its current systems vendors, that its software applications and operational programs will properly recognize calendar dates beginning in the Year 2000. In addition, the Company is discussing with its customers and suppliers the possibility of any interface difficulties relating to the Year 2000 which may affect the Company. To date, no significant concerns have been identified, however, there can be no assurance that there will not be any Year 2000-related operating problems or expenses that will arise with the Company's computer systems and software or in connection with the Company's interface with the computer systems and software of its vendors and customers and suppliers.

                                USE OF PROCEEDS

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

     The Selling Stockholders acquired the Shares in connection with the Company's acquisition of the Wentworth Entities in November 1997. Under the terms of a Registration Rights Agreement dated as of November 14, 1997 by and among the Company and the Selling Stockholders, the Company agreed to register the Shares which may be sold by the Selling Stockholders from time to time. The table below sets forth: (i) each Selling Stockholder's affiliation with the Company, (ii) the aggregate number of shares of Common Stock owned by each Selling Stockholder prior to the offering made by this Prospectus; (iii) the maximum number of shares that each Selling Stockholder may offer and sell pursuant to this Prospectus; and (iv) the number of shares (and percentage of the outstanding shares) of Common Stock owned by each Selling Stockholder after the offering made by this Prospectus.

                                 MATERIAL                                MAXIMUM         NUMBER OF SHARES
                               RELATIONSHIP      NUMBER OF SHARES       NUMBER OF       (AND PERCENTAGE OF
                               WITH COMPANY      OF COMMON STOCK       SHARES THAT    OUTSTANDING SHARES) OF
                                  DURING           BENEFICIALLY          MAY BE            COMMON STOCK
                                 PREVIOUS             OWNED              OFFERED              TO BE
NAME                           THREE YEARS     BEFORE OFFERING (1)       HEREBY         BENEFICIALLY OWNED
----                           ------------    --------------------    -----------    ----------------------
Gary Veloric.................      None               37,805             37,805            -0-
James Delaney................      None               37,805             37,805            -0-
John L. Godfrey III..........    (2)                   8,402              8,402            -0-

---------------
(1) Acquired on November 14, 1997 in connection with the Company's acquisition of the Wentworth Entities.

(2) Mr. Godfrey is the President of each of DVI Healthcare Financial Advisors, Inc. and DVI Mortgage Funding, Inc., each of which are indirectly wholly-owned subsidiaries of the Company.

                              PLAN OF DISTRIBUTION

     It is anticipated that the Selling Stockholders will offer the Shares for sale at the prices prevailing on the NYSE (or other principal market on which the Shares are then traded) on the date of sale. The Selling Stockholders also may sell the Shares privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriters of the Common

Stock as of the date hereof. All costs, expenses and fees incurred in connection with the registration of the Shares, including, but not limited to, all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants, are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Selling Stockholders, and the brokers through whom the sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The financial statements and the related financial statement schedules included and incorporated in this Prospectus and elsewhere in the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee...........................................  $[       ]
Printing and Engraving.....................................      5,000
Accounting Fees............................................      5,000
Legal Fees and Expenses....................................     25,000
Blue Sky Fees and Expenses.................................      2,000
Miscellaneous Fees and Expenses............................     10,000
                                                             ---------
          Total............................................  $[       ]
                                                             =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

     The Company's By-laws require the Company to indemnify each of its directors, officers and employees to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of his service to the Company or to other organizations at the Company's request.

     The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

  (a) Exhibits

       3.1*   --   Certificate of Incorporation of the Company
       3.2*   --   By-Laws of the Company
       4.1*   --   Specimen of stock certificate for DVI's Common Stock, par
                   value $.005 per share
       5.1**  --   Opinion of Rogers & Wells

10.1**        --      Acquisition and Merger Agreement dated as of November 14, 1997 by and among the Company, J.G.
                      Wentworth Partners, Inc., J.G. Wentworth Management Company, Inc., J.G. Wentworth Securities, Inc.,
                      DVI Mortgage Funding, Inc., DVI Healthcare Financial Advisors, Inc. and the Selling Stockholders.
10.2**        --      Registration Rights Agreement dated as of November 14, 1997 by and between the Company and the
                      Selling Stockholders
23.1**        --      Consent of Rogers & Wells LLP (Included in Exhibit 5.1)
23.2**        --      Consent of Deloitte & Touche LLP

---------------
 * Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) and incorporated herein by reference.

** Filed herewith.

  (b) Financial Statements

     Inapplicable.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation, By-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, State of Pennsylvania on April 25, 1998.

                                          DVI, INC.

                                          By:/s/   MICHAEL A. O'HANLON
                                            ------------------------------------
                                            Name: Michael A. O'Hanlon
                                            Title: Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of DVI, Inc. hereby severally constitute Michael A. O'Hanlon and Steven R. Garfinkel and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including without limitation any amendments filed pursuant to Section 462(b) of the Securities Act of 1933), and generally to do all such things in our names and in our capacities as officers and directors to enable DVI, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

              /s/ MICHAEL A. O'HANLON                Chief Executive Officer, President   April 25, 1998
---------------------------------------------------    and Director
                MICHAEL A. O'HANLON

              /s/ STEVEN R. GARFINKEL                Senior Vice President and Chief      April 25, 1998
---------------------------------------------------    Financial Officer (Principal
                STEVEN R. GARFINKEL                    Financial Officer)

                 /s/ JOHN P. BOYLE                   Vice President and Chief Accounting  April 25, 1998
---------------------------------------------------    Officer (Principal Accounting
                   JOHN P. BOYLE                       Officer)

                /s/ GERALD L. COHN                   Director                             April 25, 1998
---------------------------------------------------
                  GERALD L. COHN

              /s/ WILLIAM S. GOLDBERG                Director                             April 25, 1998
---------------------------------------------------
                WILLIAM S. GOLDBERG

                /s/ JOHN E. MCHUGH                   Director                             April 25, 1998
---------------------------------------------------
                  JOHN E. McHUGH

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
                                                     Director                             April 25, 1998
---------------------------------------------------
                HARRY T.J. ROBERTS

                /s/ NATHAN SHAPIRO                   Director                             April 25, 1998
---------------------------------------------------
                  NATHAN SHAPIRO

                                 EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION                             PAGE
-------                            -----------                             ----
  3.1*     Certificate of Incorporation of the Company
  3.2*     By-Laws of the Company
  4.1*     Specimen of stock certificate for DVI's Common Stock, par
           value $.005 per share
  5.1**    Opinion of Rogers & Wells LLP
 10.1**    Acquisition and Merger Agreement dated as of November 14,
           1997 by and among the Company, J.G. Wentworth Partners,
           Inc., J.G. Wentworth Management Company, Inc., J.G.
           Wentworth Securities, Inc., DVI Mortgage Funding, Inc., DVI
           Healthcare Financial Advisors, Inc. and the Selling
           Stockholders.
 10.2**    Registration Rights Agreement dated as of November 14, 1997 by and between the Company and the Selling Stockholders
 23.1**    Consent of Rogers & Wells LLP (Included in Exhibit 5.1)
 23.2**    Consent of Deloitte & Touche LLP

---------------
 * Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) and incorporated herein by reference.

** Filed herewith.